Exhibit 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE UNITED THERAPEUTICS	)
CORPORATION DERIVATIVE	)	Cons. C.A. No: 4946-CC
LITIGATION	)

STIPULATION OF SETTLEMENT

Plaintiffs Retirement Board of Allegheny County (“RBAC”), Police & Fire Retirement System of the City of Detroit (“PFRS”) and Jeffrey Benison IRA (“Benison”) (collectively, the “Plaintiffs”); nominal defendant United Therapeutics Corporation (“UT” or the “Company”); and defendants Martine Rothblatt (“Rothblatt”), Roger Jeffs, Christopher Causey, R. Paul Gray, Christopher Patusky, Louis Sullivan, Raymond Dwek, Ray Kurzweil, John M. Ferrari and Paul A. Mahon (collectively, the “Individual Defendants,” and together with UT, the “Defendants”), who are the parties to the above-captioned derivative action (the “Parties”), by and through their respective attorneys, have entered into this Stipulation of Settlement (the “Stipulation”), subject to the approval of the Court of Chancery of the State of Delaware (the “Court”).  The settlement contemplated by this Stipulation is referred to herein as the “Settlement.”

WHEREAS:

A.            On December 10, 2008, Benison made a books and records demand pursuant to 8 Del. C. § 220 (“Section 220”) and received a response to its demand on January 12, 2009.  UT began producing documents in late January 2009.  Benison requested additional records in February 2009, which the Company produced later that month.

B.            On May 7, 2009, Benison filed its derivative complaint in C.A. No. 4569-CC on behalf of nominal defendant UT alleging that directors and officers of the Company breached their fiduciary duties in connection with the repricing of awards (the “Award Repricings”) granted under the United Therapeutics Corporation Share Tracking Awards Plan (“STAP”) and

CONFIDENTIAL SETTLEMENT COMMUNICATION

an exchange offer for certain outstanding stock options (the “Option Exchange”), and in connection with adopting the STAP.  On August 7, 2009, the defendants moved to dismiss Benison’s derivative complaint.  Subsequently, on September 1, 2009, Benison filed a Verified Amended Complaint, and on October 6, 2009, the defendants moved to dismiss the Verified Amended Complaint.

C.            On June 9, 2009, RBAC sent to UT a demand pursuant to Section 220 to inspect certain books and records of UT related to the STAP, the Awards Repricings and the Option Exchange, among other things.  By letter dated June 16, 2009, UT’s outside counsel, on behalf of UT, responded to RBAC’s books and records demand and subsequently produced certain documents.

D.            On July 28, 2009, RBAC filed a Verified Complaint Pursuant to Section 220 of the Delaware General Corporation Law captioned Retirement Board of Allegheny County v. United Therapeutics Corporation, Case No. 4764-CC (the “220 Action”), seeking books and records from UT.

E.             On October 2, 2009, RBAC filed its derivative complaint in C.A. No. 4946-CC on behalf of UT, which challenged, inter alia, the Award Repricings and Option Exchange.  On the same date, RBAC filed motions for expedited proceedings and preliminary injunction.  On October 13, 2009, the Court denied the motion for expedited proceedings.  See Ret. Bd. Allegheny Cnty. v. Rothblatt, C.A. No. 4946-CC, 2009 WL 3349262 (Del. Ch. Oct. 13, 2009).

F.             On November 9, 2009, the Court entered an order consolidating C.A. Nos. 4569-CC and 4764-CC (the “Action”).  The order also designated the law firms of Barroway Topaz Kessler Meltzer & Check, LLP, Bernstein Litowitz Berger & Grossmann LLP, and Harwood

Feffer LLP as Plaintiffs’ Co-Lead Counsel and the law firms of Prickett, Jones & Elliott, P.A. and Rosenthal, Monhait & Goddess, P.A. as Plaintiffs’ Delaware Liaison Counsel.

G.            On April 30, 2010, the Court entered an order permitting PFRS to join as a plaintiff in the Action.

H.            Following negotiations and the production of additional books and records, RBAC and UT entered into a settlement agreement resolving the 220 Action, with each party bearing its own costs.  Pursuant to the settlement, the 220 Action was dismissed on May 3, 2010.

I.              On May 4, 2010, Plaintiffs filed the Verified Consolidated Amended Derivative Complaint (the “Complaint”) against the Individual Defendants alleging: (a) violations of the Delaware General Corporation Law, the Company’s equity compensation plan and the employment contract between the Company and its Chief Executive Officer (“CEO”); (b) breaches of fiduciary duties; (c) waste of corporate assets; and (d) unjust enrichment.

J.             On May 19, 2010, Plaintiffs filed a Motion for Partial Summary Judgment, and Defendants filed a Motion to Dismiss.

K.            On May 21, 2010, Plaintiffs served their First Consolidated Request for Production of Documents Directed to Defendants, and on June 21, 2010, Defendants responded with Responses and Objections thereto.

L.             On June 10, 2010, the Court entered an order setting a briefing schedule for Plaintiffs’ Motion for Partial Summary Judgment and Defendants’ Motion to Dismiss.

M.           On June 14, 2010, Defendants filed their Opening Brief in support of their Motion to Dismiss.

N.            RBAC and Defendants initially engaged in arm’s-length settlement negotiations in August 2009.   In June 2010 the Parties engaged in further extensive arm’s-length negotiations in an effort to resolve the Action.  As a result of those negotiations, the parties requested and, on July 7, 2010, the Court entered an amended scheduling order extending the briefing schedule on the pending motions.

O.            As a result of their negotiations, Defendants and Plaintiffs reached an agreement in principle to settle the Action on terms and conditions set forth in this Stipulation.

P.             On July 27, 2010, the Parties advised the Court of their agreement in principle to settle the Action, requested a stay of the briefing schedule on the pending motions to dismiss and for partial summary judgment and that the September 24, 2010 oral argument be removed from the Court’s calendar.  The Court granted that request on July 27, 2010.

Q.            Plaintiffs have conducted a thorough investigation and reviewed extensive publicly filed documents and materials produced in connection with the books and records demands and the 220 Action with respect to the claims and underlying events and transactions alleged in the Action.  While Plaintiffs and their counsel believe the claims asserted in the Action have merit, Plaintiffs and their counsel, based on legal and factual analyses and the review of non-public and public documents, have concluded that settling the Action on the terms and conditions of this Stipulation confers substantial benefits upon and is in the best interests of UT and its shareholders.  In making this determination, Plaintiffs and their counsel have considered the benefits conferred on the Company by the Settlement and have taken into account the uncertain outcome and risks of any litigation, especially in complex derivative stockholder litigation such as the Action, as well as the difficulties and delays inherent in such litigation. Plaintiffs and their counsel also are mindful of the inherent problems of proof associated with, and possible defenses to, the claims asserted in the Action.  In addition, Plaintiffs and their counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against the Individual Defendants through trial and appeals.

R.            The Individual Defendants in the Action have denied, and continue to deny, that any claims asserted by Plaintiffs have merit and that any of the Individual Defendants have committed, have attempted to commit or have threatened to commit any violations of law or breaches of duties to UT, any of the Plaintiffs in the Action, or any other UT stockholder, or otherwise have been unjustly enriched or acted in any improper manner.  Nonetheless, Defendants have taken into account the costs, uncertainty and risks inherent in any litigation, especially in complex cases like the Action.  Defendants have, therefore, determined that it is desirable and beneficial that the Action, and all of the Parties’ disputes related thereto, be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation.

S.             This Stipulation shall not be construed or deemed to be evidence of or an admission or concession on the part of any Party with respect to (i) the validity or infirmity of any claim, (ii) any fault, liability, wrongdoing or damage whatsoever, or (iii) the validity or infirmity of any and all defenses asserted in the Action.

T.            The Parties acknowledge that the Action is being voluntarily settled with each Party having been advised by its own counsel, and believe that the terms of this Stipulation are fair, adequate, reasonable and in the best interests of UT and its shareholders.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, BY AND AMONG THE PARTIES TO THIS STIPULATION, subject to the approval of the Court pursuant to Court of Chancery Rule 23.1, that all Released Claims (as defined in Paragraph 1.11 infra) as to all Released Persons (as defined in Paragraph 1.13 infra) and all Released Defendants’ Claims (as defined in Paragraph 1.12 infra) shall be and hereby are compromised, settled, discontinued and dismissed with prejudice and without costs (except as stated herein) upon the following terms and conditions:

I.                                         DEFINITIONS

In addition to the terms defined above, the following additional terms shall have the meanings specified below:

1.1           “1997 Plan” means the United Therapeutics Corporation Amended and Restated Equity Incentive Plan, as adopted in 1997 and amended from time to time thereafter.

1.2           “Board” means UT’s board of directors.

1.3           “Compensation Committee” means the Compensation Committee of the Board.

1.4           “Defendants’ Affiliates” means UT’s and the Individual Defendants’ respective present or former spouses, family members, officers, directors, employees, agents, attorneys, advisors, accountants, auditors, insurers, trustees, financial advisors, investment bankers, representatives, affiliates, parents, subsidiaries (including the directors and officers of such affiliates, parents, and subsidiaries), general partners, limited partners, partnerships, heirs, executors, personal representatives, estates, administrators, successors or assigns.

1.5           “Effective Date” means the date the Final Order and Judgment, which approves in all material respects this Stipulation and the Settlement embodied herein, including the Releases provided for herein, and dismisses the Action with prejudice, becomes Final.

1.6           “Final” means no longer subject to review upon appeal, whether due to expiration of time to appeal, or due to final affirmation on appeal and expiration of time for any petition for reargument, appeal or review, by certiorari or otherwise.

1.7           “Judgment” means the Final Order and Judgment entered by the Court dismissing the Action, with prejudice, substantially in the form attached hereto as Exhibit C.

1.8           “Notice” means the Notice of Pendency and Proposed Settlement of Derivative Action, substantially in the form attached hereto as Exhibit B.

1.9           “Person” means a natural person, individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, or any business or legal entity.

1.10         “Plaintiffs’ Counsel” means the undersigned attorneys for Plaintiffs.

1.11         “Released Claims” means any and all claims, rights, demands, suits, matters, issues, causes of action, liabilities, obligations, expenses, damages, losses, judgments, suits, or any other matters of any kind, including Unknown Claims (as defined in Paragraph 1. 20 infra), whether foreseen or unforeseen, foreseeable or unforeseeable, or certain or contingent, that have been, or could have been, or in the future could be asserted by Plaintiffs (on their own behalf directly or derivatively on behalf of UT), by UT, and by each and every UT stockholder (derivatively or on behalf of UT,) against the Released Persons, whether under state, federal, or foreign law, which arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, conduct, statements, representations, alleged misrepresentations, alleged omissions or any other matters that: (i) have been asserted in the Action; (ii) were recited, described or referenced in the Action; or (iii)  arise out of or relate to any matters (A) alleged in the Complaint in the Action or the complaints filed in the Benison lawsuit or the RBAC lawsuit, (B) concerning, without limitation, UT’s adoption of the STAP, expansion or amendment of the STAP, stock options, Share Tracking Awards, the Awards Repricings, the Option Exchange, grant of stock options or payment of any compensation to its Chief Executive Officer, and any contracts, agreements and disclosures relating thereto, or (C) concerning the fiduciary and disclosure obligations or alleged unjust enrichment or waste with respect to the matters described in parts (i), (ii), and (iii).

1.12         “Released Defendants’ Claims” means all claims, demands, suits, matters, issues, causes of action, liabilities, obligations, expenses, damages, losses, judgments, or any other matters of any kind, including Unknown Claims (as defined in Paragraph 1.20 infra), whether foreseen or unforeseen, foreseeable or unforeseeable, or certain or contingent, whether under state, federal or foreign law that have been, could have been, or in the future could be asserted in any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Plaintiffs, any other UT shareholder or their attorneys, that arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the terms of the Settlement).

1.13         “Released Persons” means UT, any and all of the Individual Defendants, and any and all of the Defendants’ Affiliates.

1.14         “Releases” means the releases set forth in Paragraphs 3.1-3.2 below.

1.15         “Scheduling Order” means an order scheduling a hearing on this Stipulation and the Settlement embodied herein and approving the form of Notice and method of giving notice, substantially in the form attached hereto as Exhibit A.

1.16         “Settlement Hearing” means the hearing or hearings at which the Court will review the adequacy, fairness, and reasonableness of the Settlement and rule on Plaintiffs’ request for attorneys’ fees and expenses.

1.17         “Shareholder Approval” means shareholder approval as defined and computed in accordance with the rules of NASDAQ or other applicable stock exchange rules.

1.18         “Share Tracking Award” means an award issued pursuant to the STAP.

1.19         “STAP” means the United Therapeutics Share Tracking Awards Plan.

1.20         “Unknown Claims” means any and all Released Claims which any Plaintiff or other UT shareholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons, and any Released Defendants’ Claims which any Defendant does not know or suspect to exist in his, her or its favor at the time of the release of Plaintiffs, the other UT shareholders and their counsel, which if known by him, her or it might have affected his, her or its decision(s) with respect to the Settlement.  With respect to any and all Released Claims and Released Defendants’ Claims, the Parties stipulate and agree that upon the Effective Date, Plaintiffs and the Defendants shall expressly waive, and each other UT shareholder shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by any law of any state, territory of the United States, or any foreign nation, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Plaintiffs and the Defendants acknowledge, and each other UT shareholder by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims and Released Defendants’ Claims was separately bargained for and was a key element of the Settlement.

II.            TERMS OF SETTLEMENT

The Defendants agree and acknowledge that Plaintiffs’ filing and prosecution of the Action, and the negotiations with Plaintiffs’ Counsel, were material factors in UT’s ability to obtain the below benefits and recoveries and in UT’s decision to implement the below corporate governance improvements.  UT believes that these terms confer substantial benefits upon UT and its shareholders.

2.1           Benefits and Recoveries. No later than ten (10) days after the Effective Date, Rothblatt shall surrender and UT shall cancel 165,214 stock options issued to Rothblatt with a current exercise price of $30.75 per option and scheduled to expire in December 2017.

2.2           Corporate Governance Improvements. In addition to the benefits and recoveries set forth above, in direct response to, and as a result of, the Action and Plaintiffs’ efforts, UT has adopted and/or will adopt no later than ten (10) days after the Effective Date, unless otherwise provided, the following corporate governance improvements:

A)           Stock Option and Share Tracking Award Plans

1.             The adoption of any future stock option plan shall require Shareholder Approval.

2.             Except for any amendments proposed herein, the 1997 Plan may not be materially amended without Shareholder Approval.

3.             No existing or future awards under the 1997 Plan or STAP may be amended, exchanged, or re-priced to lower prices without Shareholder Approval.

4.             All Company stock option plans and share tracking awards plans shall provide that the exercise price for stock option grants and share tracking awards shall be no less than one hundred percent (100%) of fair market value of UT common stock on the grant date.  The fair market value of UT stock on a grant date shall be the closing price for a share of UT common stock on such day as reported on the NASDAQ or other relevant stock exchange.

5.             The Board or Compensation Committee shall within sixty (60) days after the Effective Date designate a Company Officer who shall who shall oversee mechanisms for monitoring compliance with laws and regulations relating to the disclosure of compensation or trading by any applicable option or share tracking award grantees (e.g., timely and accurate filing of SEC Forms 3, 4 and 5), as well as compliance with the Company’s stock option plans and share tracking awards plans.

B)            Granting of Stock Option Awards and Share Tracking Awards

1.             Authority to approve the grant of stock option awards and share tracking awards, or the authority to approve the formulae or methodology by which such grants are determined, shall be limited to the full Board or a properly constituted Compensation Committee, consisting of three or more independent directors, or their duly authorized delegates.  The majority of the full Board shall be comprised of independent directors, and the Compensation Committee shall be comprised solely of independent directors.  For purposes of this Stipulation, “independent director” shall have the meaning ascribed to such term under Rule 5605(a)(2) of the NASDAQ listing standards (or any applicable successor rule applicable to NASDAQ-listed companies’ boards of directors or compensation committees, as the case may be).

2.             Beginning no later than sixty (60) days after the Effective Date discretionary grants and awards to directors and any employee subject to § 16 of the Securities Exchange Act of 1934 or Covered Employees within the meaning of §162(m) of the Internal Revenue Code shall be approved in advance by either the full Board or Compensation Committee.  The sole exception to this rule is that a single independent director, following proper delegation of authority by the Compensation Committee or full Board, may approve or ratify non-discretionary stock option grants which are determined solely under a mechanical formula.

3.             No later than sixty (60) days after the Effective Date the body authorized to approve the grant of stock options and share tracking awards shall be specified in the Compensation Committee Charter, the 1997 Plan, any subsequent equity incentive plans, and any share tracking awards plans, whether subject to stockholder approval or not.

4.             On a prospective basis beginning on the Effective Date, Section 5.4 of the 1997 Plan, as adjusted or amended with Shareholder Approval or as adjusted automatically in accordance with its terms as a result of stock splits or other events specified in Section 12.1 of the 1997 Plan (Changes in Capital Structure), shall be construed to limit the number of options that may be granted to the CEO in a single calendar year notwithstanding any provisions of the 1997 Plan or the CEO’s employment agreement to the contrary.  The limit currently imposed by Section 5.4 of the 1997 Plan is 1,000,000 stock option grants.

5.             Dr. Rothblatt’s employment agreement will not be amended to allow her to receive Share Tracking Awards in lieu of or in addition to stock options, as long as the 1997 Plan remains in force and has not exhausted the number of shares available to permit the grant of stock options sufficient to satisfy the requirements of Dr. Rothblatt’s employment agreement, as limited by Section 5.4 of the 1997 Plan.

C)            Timing of Stock Option and Share Tracking Award Grants

1.             Beginning no later than sixty (60) days after the Effective Date, stock options and share tracking awards granted to all officers, directors, and employees shall be granted only on pre-set dates, which shall be set by the Compensation Committee prior to the beginning of the fiscal year in which the stock options are to be granted, except that stock options and share tracking awards may be granted on other dates in connection with significant personnel events, such as a new hire, promotion, new directorship, achievement of a significant corporate objective, or appointment to a board committee.  The method used to determine the pre-set grant dates, and any future changes thereto, shall be publicly reported at least ninety (90) days prior to becoming effective.

2.             Beginning no later than sixty (60) days after the Effective Date, executive officers shall be prohibited from determining the date of any stock option award or share tracking award granted to them, except in accordance with the method previously disclosed pursuant to Paragraph 2.2(C)(1) above.

3.             Beginning no later than sixty (60) days after the Effective Date, all grants of stock options or share tracking awards—or, in case of stock options or share tracking awards that are determined in accordance with a formula, all decisions regarding the formulae or methodology by which such grants are determined—shall be made only at a meeting of the Board or a properly constituted Compensation Committee and not by unanimous written consent, except that:

i.              a single independent director may approve or ratify non-discretionary stock option grants which are determined solely under a mechanical formula, as described in Paragraph 2.2(B)(2) above; and

ii.             the Company’s duly authorized directors, officers, or managers may approve the grant of such awards in connection with significant personnel events, as described in Paragraph 2.2(C)(1) above.

2.3           The foregoing corporate governance improvements will not be diminished or removed unless either:

A)           the Board determines, in good faith and upon advice of counsel, that a particular governance improvement conflicts or will conflict with any applicable law, regulation,

or rule (including the NASDAQ rules or other applicable stock exchange rules), agreement with any governmental entity, or corporate policy approved by the Company’s shareholders; or

B)            such alteration or removal is approved by a vote of the Company’s shareholders.

III.           SCOPE OF SETTLEMENT AND RELEASES

3.1           Upon the Effective Date, Plaintiffs (on their own behalf or derivatively on behalf of UT), UT, and each and every other UT stockholder claiming by, through, in the right of, derivatively, or on behalf of UT, on behalf of themselves and their respective heirs, executors, personal representatives, estates, administrators, successors or assigns, shall and hereby do fully, finally and forever release, relinquish, discharge and dismiss, with prejudice, the Released Persons from any and all Released Claims.

3.2           Upon the Effective Date, each of the Defendants, on behalf of themselves and their respective Defendants’ Affiliates, shall and hereby do fully, finally, and forever release, relinquish, and discharge Plaintiffs, all other UT shareholders, and their counsel from any and all Released Defendants’ Claims.

3.3           Permanent Injunction. By operation of the Judgment, and upon the Effective Date, Plaintiffs and UT agree not to institute, maintain or prosecute any and all Released Claims against any and all of the Released Persons, and shall be permanently and finally enjoined from commencing or prosecuting any actions or other proceedings asserting any or all of the Released Claims against any or all of the Released Persons.  By operation of the Judgment, and upon the Effective Date, Defendants agree not to institute, maintain or prosecute any and all Released Defendants’ Claims against any and all of Plaintiffs, the other UT shareholders, or their counsel, and shall be permanently and finally enjoined from commencing or prosecuting any actions or other proceedings asserting any or all of the Released Defendants’ Claims against any or all of Plaintiffs, the other UT shareholders, or their counsel.

3.4           Denial of Wrongdoing. The Individual Defendants in the Action have denied, and continue to deny, that any of the Individual Defendants have committed, have attempted to commit or have threatened to commit any violations of law or breaches of duties to UT, any of the Plaintiffs in the Action, or UT’s other stockholders, or otherwise have acted in any improper manner.  Individual Defendants state that they are entering into this Stipulation solely because the Settlement would eliminate the burden, expense, and distraction of further protracted litigation, which the Individual Defendants believe is in the best interests of UT and its shareholders.

IV.           ATTORNEYS’ FEES AND EXPENSES

4.1           Plaintiffs and Plaintiffs’ Counsel shall petition the Court for an award of attorney’s fees in an amount to be determined (the “Fee Request”).  Defendants are negotiating with Plaintiffs over whether Defendants will oppose the Fee Request.  The parties may reach an agreement prior to the Settlement Hearing.  If such an agreement is reached, the parties will present that agreement to the Court at the Settlement Hearing, without distributing additional notice.  Any fee amount approved and awarded by the Court upon the Fee Request described in this paragraph (the “Fee Award”) shall be paid by the Company, or any successor in interest, in accordance with the terms of the Stipulation.  The Fee Award shall be paid jointly to Co-Lead Counsel as receiving agents on behalf of Plaintiffs’ Counsel within ten (10) days after entry of the Court’s order approving the Fee Award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to the obligation of Plaintiffs’ Counsel to make appropriate refunds or repayments plus accrued interest promptly if and when, as a result of any appeal and/or further proceedings on remand, the Fee Award is reversed or reduced.  Co-Lead Counsel shall jointly be responsible for the internal allocation and distribution of the Fee Award and in the absence of agreement among Co-Lead Counsel the allocation shall be decided by the Court on appropriate notice.  Defendants shall have no responsibility for, and no liability whatsoever with respect to, any fee allocation among Plaintiffs’ Counsel.

4.2           Final resolution of the Fee Request shall not be a precondition to the dismissal, with prejudice, of the Action, and any application or litigation concerning the Fee Request may be considered and resolved separately from the Settlement.  Except as expressly provided herein, the Parties shall bear their own fees, costs and expenses, and no Party shall assert any claim for expenses, costs and fees against any other Party.

V.            SCHEDULING ORDER AND SETTLEMENT HEARING

5.1           Upon the execution of this Stipulation, the Parties shall promptly submit this Stipulation together with its related documents to the Court, and shall apply to the Court to enter the Scheduling Order, substantially in the form attached hereto as Exhibit A.

5.2           UT shall be responsible (a) for the reproduction and distribution of the Notice, substantially in the form attached hereto as Exhibit B, in accordance with the Scheduling Order; and (b) for paying all costs associated therewith, in accordance with the Scheduling Order, whether or not the Settlement becomes effective, and in no event shall Plaintiffs or their counsel be responsible for any such notice costs.  Counsel for UT, at least seven (7) days before the Settlement Hearing, shall file with the Court an appropriate proof of mailing of the Notice and compliance with the other Notice procedures set forth in the Scheduling Order.

VI.          STANDSTILL AGREEMENT AND STAY OF PROCEEDINGS

Except as provided herein, pending the final determination of whether the Settlement should be approved by the Court, all Parties to the Action (including Plaintiffs, Individual Defendants, and UT) agree not to institute, commence, prosecute, continue, or in any way participate in, whether directly, representatively, individually, derivatively on behalf of UT, or in any other capacity, any action or other proceeding asserting any Released Claims or Released Defendants’ Claims.

VII.         EFFECTIVE DATE OF SETTLEMENT, TERMINATION AND VOIDABILITY

7.1          The Settlement shall become effective on the Effective Date.

7.2          In the event that the Settlement is not approved by the Court, or vacated or modified on appeal, or if the Judgment is not entered by the Court or does not become Final, or if any other condition necessary for the Settlement to become effective fails to occur, then any of the Parties may terminate this Stipulation and withdraw from the Settlement by providing written notice of such action to undersigned counsel for all of the other Parties within thirty (30) calendar days after the failure of such condition, in which case, this Stipulation, including the Releases, shall be voided.

7.3          In the event that the Settlement is terminated pursuant to Paragraph 7.2 herein, the Settlement and any actions taken in connection therewith shall become null and void for all purposes, and all negotiations, transactions, and proceedings connected with it: (i) shall be without prejudice to the rights and position of any Party hereto with respect to the Action or any other litigation or judicial proceeding; (ii) shall not entitle any Party to recover any costs or expenses incurred in connection with the implementation of this Stipulation; (iii) shall not be deemed to be or construed as evidence of, or an admission by any Party of, any fact, matter or thing; and (iv) shall be subject to Rule 408 of the Delaware Rules of Evidence such that the contents of this Stipulation shall not be admissible in evidence or be referred to or otherwise used for any purpose in any subsequent proceedings in the Action or any other litigation or judicial proceeding.  In the event that the Settlement is terminated pursuant to Paragraph 7.2 herein, the Parties shall be deemed to have reverted to their respective statuses in the Action as of the date and time immediately prior to the execution of this Stipulation, and, except as otherwise expressly provided, the Parties shall proceed in all respects as if this Stipulation and any related orders had not been executed and/or entered.

7.4          In the event this Stipulation is terminated under Paragraphs 7.2, Paragraph 7.3 shall survive.

VIII.       MISCELLANEOUS PROVISIONS

8.1          Cooperation of the Parties. The Parties acknowledge that it is their intent to consummate the Settlement, and agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their reasonable efforts to accomplish the foregoing terms and conditions of this Stipulation.

8.2          Acknowledgment of Adequate Consideration. The Parties acknowledge, represent, and warrant to each other that the terms of the Settlement are such that each of the Parties is to receive adequate consideration in exchange for consideration given.

8.3          No Admissions. Neither this Stipulation nor the Settlement, nor any provision contained herein, nor any act performed or document executed pursuant to or in furtherance of this Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of the validity or lack of validity of any Released Claims, or any reserved claims, or any wrongdoing or liability of the Parties, their counsel, or any Released Persons; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Parties or any of the Defendants’ Affiliates in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal; or (c) is or may be alleged or mentioned so as to contravene clause (a) above in any litigation or other action unrelated to the enforcement of this Stipulation.  Notwithstanding the foregoing, on or after the Effective Date, any of the Individual Defendants may file this Stipulation or any judgment or order of the Court related thereto in any action that may be brought against them, in order to support a defense or a counterclaim based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

8.4          Costs. Except as otherwise expressly provided herein, the Parties shall bear their own costs.

8.5          Modification. This Stipulation may be modified or amended only by a writing signed by all of the signatories hereto.

8.6          Governing Law. This Stipulation, the Settlement and dismissal contemplated thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware’s conflict of laws rules.

8.7          Binding Effect. This Stipulation shall be binding upon, and inure to the benefit of, all Parties, their successors and assigns.  This Stipulation is not intended, and shall not be construed, to create rights in or confer benefits on any other Persons, and there shall not be any third-party beneficiaries hereto, except as expressly provided hereby with respect to such aforementioned Persons who are not Parties hereto.

8.8          Entire Agreement. This Stipulation and all documents executed pursuant hereto constitute the entire agreement between the Parties with respect to the Settlement of the Action and supersede any and all prior negotiations, discussions, agreements, or undertakings, whether oral or written, with respect to the Settlement of the Action.

8.9          Judicial Enforcement. The Court shall retain jurisdiction with respect to the implementation and enforcement of the terms of this Stipulation and the Settlement, and the Parties submit to the jurisdiction of the Court for the purposes of implementing and enforcing the terms of this Stipulation and the Settlement.

8.10        Warranty of Authority. Each counsel or person executing this Stipulation or any of the related documents on behalf of any Party hereto hereby warrants that such Person has the full authority to do so.  The Parties have caused this Stipulation to be duly executed and delivered by their counsel of record.

8.11        Waiver of Breach. The Parties may not waive or vary any right hereunder except by an express written waiver or variation signed by them in hand.  Any failure to exercise or any delay in exercising any of such rights, or any partial or defective exercise of any such rights, shall not operate as a waiver or variation of that or any other such right.  The waiver by one Party of any breach of this Stipulation by another Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

8.12        Fair Construction. This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties.  This Stipulation is the result of arm’s length negotiations between the Parties, and all Parties have contributed substantially and materially to the preparation of this Stipulation.

8.13        No Assignment of Claims. Plaintiffs hereby represent and warrant that they have not assigned any rights, claims, or causes of action that were asserted or could have been asserted in connection with, under or arising out of any of the claims being settled or released herein.

8.14        No Sanctions. No Party or its counsel shall make any application for sanctions, pursuant to Rule 11 of the Court of Chancery Rules or other court rule or statute, with respect to any claims or defenses in the Action.  Defendants will not assert that the Action was filed in violation of Court of Chancery Rule 11, and they agree that the Action is being settled voluntarily after consultation with competent legal counsel and after discovery into the underlying facts of the claims.

8.15        Counterparts. This Stipulation may be executed in counterparts by any of the signatories hereto, and may be delivered in facsimile or PDF form, and as so executed and delivered shall constitute one agreement.

8.16        Facsimile and Scanned Signatures. Any signature to this Stipulation, to the extent signed and delivered by means of a facsimile machine or electronically scanned and sent via email (e.g., PDF), shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of a Party to this Stipulation, any other Party to this Stipulation so executing and delivering this document by means of a facsimile machine or via email shall re-execute original forms thereof and deliver them to the requesting Party.  No Party to this Stipulation shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or the enforceability of this Stipulation and each such Party forever waives any such defense.

8.17        Extensions of Time. Without further order of the Court, the Parties hereto may agree, in writing, to reasonable extensions of time to carry out any of the provisions of this Stipulation, and will cooperate with one another, for good cause, in seeking any reasonable extension of a Court-imposed deadline when necessary.

8.18        Exhibits. The following exhibits are attached hereto and incorporated herein by reference:

(a)           Exhibit A: Scheduling Order;

(b)           Exhibit B: Notice; and

(c)           Exhibit C: Final Order and Judgment.

IT IS HEREBY AGREED by the undersigned as dated below.

DATED: October 25, 2010	PRICKETT, JONES & ELLIOTT, P.A.

/s/ Paul A. Fioravanti, Jr.
Michael Hanrahan (DE Bar No. 941)
Paul A. Fioravanti, Jr. (DE Bar No. 3808)
Laina M. Herbert (DE Bar No. 4717)
1310 N. King Street
P.O. Box 1328
Wilmington, Delaware 19801
(302) 888-6500

Co-Liaison Counsel for Plaintiffs

DATED: October 25, 2010	ROSENTHAL, MONHAIT & GODDESS, P.A.

/s/ Joseph A. Rosenthal
Joseph A. Rosenthal (DE Bar No. 234)
P. Bradford deLeeuw (DE Bar No. 3569)
919 N. Market Street, Suite 1401
P.O. Box 1070
Wilmington, DE 19899-1070
(302) 656-4433

Co-Liaison Counsel for Plaintiffs

DATED: October 25, 2010	BARROWAY TOPAZ KESSLER
MELTZER & CHECK, LLP

/s/ Michael J. Hynes
Eric L. Zagar
Michael J. Hynes
Tara P. Kao
280 King of Prussia Road
Radnor, PA 19087
(610) 667-7706

Co-Lead Counsel for Plaintiffs

DATED: October 25, 2010	HARWOOD FEFFER LLP

/s/ Daniella Quitt
Joel C. Feffer
Daniella Quitt
488 Madison Avenue, 8th Floor
New York, New York 10022
(212) 935 7400

Co-Lead Counsel for Plaintiffs

DATED: October 25, 2010	BERNSTEIN LITOWITZ
BERGER & GROSSMANN LLP

/s/ Mark Lebovitch
Mark Lebovitch
Amy Miller
Jeremy Friedman
1285 Avenue of the Americas
New York, NY 10019
(212) 554-1400

Co-Lead Counsel for Plaintiffs

DATED: October 22, 2010	MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ William M. Lafferty
William M. Lafferty (#2755)
Bradley D. Sorrels (#5233)
1201 N. Market Street
Wilmington, Delaware 19801
(302) 658-9200

Attorneys for Defendants

DATED: October 22, 2010	GIBSON, DUNN & CRUTCHER LLP

/s/ Andrew S. Tulumello
Andrew S. Tulumello
Jason J. Mendro
1050 Connecticut Avenue, N.W.
Washington, DC 20036
(202) 955-8500

Attorneys for Defendants

DATED: October 22, 2010	SQUIRESLAW, PLLC

/s/ Jeffrey L. Squires
Jeffrey L. Squires
1850 M St. NW, Ste. 280
Washington, D.C. 20036
(202) 223-4500

Attorney for Nominal Defendant
United Therapeutics Corporation